IBSG International, Inc.
1132 Celebration Blvd.
Celebration, FL 34747

Friday, February 13, 2004

NEW RELEASE – FOR IMMEDIATE RELEASE

IBSG INTERNATIONAL CONFIRMS CLOSING OF ACQUISITION

        Celebration, FL, February 13, 2004. IBSG International, Inc. (OTCBB: IIGI) announced today that the previously reported acquisition of Intelligent Business Systems Group, Inc. (IBSG) has been formally completed.

ABOUT IBSG:.

        IBSG, a subsidiary of IBSG International, commenced business in 1997, and is now in its sixth straight year of profitable operations selling enterprise solutions that is designed to greatly enhance the operating efficiency and create revenue for State Small Business Development Centers, business associations (e.g. Chambers of Commerce) and Fortune 1000 corporations through the licensing of its proprietary turnkey digital service center software, which provides a broad range of digital budgetary, administrative and commercial services (B2B, e-commerce, government to business and enterprise business services) on a single platform known as the NetPool Data System (copyrighted).

        As a software provider, system integrator and Application Service Provider, IBSG generates its revenue from license sales, system modifications, system support, and a percentage of monthly customer fees. IBSG clients, among others, include the Small Business Development Centers of California, National Black Chamber of Commerce, San Joaquin Delta College and North Dade Chamber of Commerce.

Forward-Looking Statements:

        Statements about the Company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. The Company’s actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comments made within this press release, the Company will appropriately inform the public.

      SOURCE:

Intelligent Business Systems Group International Inc. (OTC Bulletin Board: IGII)
World HQ
1132 Celebration Blvd.
Celebration, Fl 34747
(321) 939-6321
For more information on IBSG, please contact:
Redwood Consultants LLC
Jens Dalsgaard
415-884-0348